Exhibit C
                             [Andrews Letterhead]

                                        March 6, 1997

          Mr. Avi Arad
          c/o Avi Arad & Associates
          1698 Post Road East
          Westport, CT 06880

          Dear Mr. Arad:

                    This letter is to inform you that Andrews Group Incorporated ("Andrews") has terminated the Stock Purchase Agreement, dated as of December 27, 1996, by and between Andrews and Marvel Entertainment Group, Inc., pursuant to its terms. Accordingly, conditions to the obligation of Andrews pursuant to the Stock Purchase Agreement (the "Arad Agreement") by and between Andrews and Avi Arad, dated as of November 20, 1996, as amended, will not be satisfied. Please be advised that Andrews does not intend to waive such conditions and anticipates that the transactions contemplated by the Arad Agreement will not be consummated.

                                   Very truly yours,

                                   ANDREWS GROUP INCORPORATED

                                   By: /s/ Barry F. Schwartz

          cc:  Battle Fowler LLP
               Park Avenue Tower
               75 East 55th Street
               New York, New York   10022
               Attention:  Martin L. Edelman, Esq.